logo] Legg Mason Wood Walker, Incorporated
100 Light Street, P.O. Box 1476, Baltimore, MD  21203-1476
410-539-0000


Date


Name
Address
City, State Zip

Dear (Client Name):

Thank you for your interest in the Total Return Trust/American Leading Companies Trust merger; enclosed is the duplicate proxy card that you requested. We understand that proxy materials were previously mailed to you. We would like to receive votes from all of our shareholders and greatly appreciate you taking the time to fill out and return your proxy.

Please mark the appropriate box on the proxy to cast your vote, then sign and date it. In addition, please write your account number on the voting card. If you have any questions regarding this proxy, you may contact your Financial Advisor.

The card should be mailed to the following address:

Legg Mason Wood Walker, Inc.
Legal And Compliance Department, 23rd Floor
100 Light Street
Baltimore, Maryland 21202


Thank you,

(Financial Advisor)